Exhibit 4.24

ELECTRIC CITY CORP.

SECURITIES PURCHASE AGREEMENT

Dated as of December 16, 2002

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as it may be amended from time to time, this “Agreement”), is entered into as of December 16, 2002 by Electric City Corp., a Delaware corporation (the “Company”), and the purchaser whose name appears on the signature page of this Agreement (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to sell and issue to the Purchaser shares of its common stock, par value $0.0001 (“Common Stock”), and warrants to purchase shares of its Common Stock, all as more fully described herein; and

WHEREAS, Purchaser desires to purchase such securities from the Company in the amounts and for the purchase price and otherwise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

 “Affiliate” means, as applied to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” means the Common Stock Warrants and the Trading Agreement.

“Assets” shall have the meaning set forth in Section 5.5 hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of Chicago are authorized or required by law or executive order to close.

“Certificate of Designation” means collectively, the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of Electric City Corp. and the Certificate of Designations, Preferences

and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of Electric City Corp.

“Certificate of Incorporation” means the Amended Certificate of Incorporation of the Company, as amended or restated from time to time.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act or the Exchange Act.

“Commission Documents” shall have the meaning set forth in Section 5.16 hereof.

“Common Shares” means the shares of Common Stock to be issued by the Company to the Purchaser hereunder.

“Common Stock” shall have the meaning set forth in the Recitals hereof.

“Common Stock Warrants” means the warrants to be issued by the Company to Purchaser to purchase 300,000 shares of Common Stock, as evidenced by a Warrant Certificate, as the same may be amended from time to time in accordance with the terms thereof.

“Common Stock Warrants Issued to Preferred Holders” means the warrants to purchase common stock of the Company issued to each of the Series A Preferred Stock Holders and the Series C Preferred Stock Holder.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company IP” shall have the meaning set forth in Section 5.13 hereof.

“Eligible Securities” means the Common Shares and the shares of Common Stock evidenced by the Common Stock Warrants.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Governmental Authority” means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 5.8 hereof.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of July 31, 2001, by and among the Company and the Series A Preferred Stock Holders, as amended by the Joinder and First Amendment to Investor Rights Agreement dated as of June 4, 2002, by and among the Company, Series A Preferred Stock Holders and the Series C Preferred Stock Holder.

 “Litigation” shall have the meaning set forth in Section 3.1(e) hereof.

“Losses” shall have the meaning set forth in Section 7.1 hereof.

“Officer’s Certificate” means a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

“Placement Agent” shall mean Capstone Investments.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.2 hereof.

“Registration Statement” shall have the meaning set forth in Section 4.4 hereof.

“Regulatory Approvals” means (a) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances, exemptions, declarations, or clearances from, or filings or registrations with, or reports or notices to, any Governmental Authority, and (b) any and all waiting periods imposed by applicable laws.

“Securities” shall have the meaning set forth in Section 2.1 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same may be in effect from time to time.

“Series A Preferred Stock Holders” means, collectively, Newcourt Capital USA Inc., a Delaware corporation, Newcourt Capital Securities, Inc., a Delaware corporation, EP Power Finance L.L.C., a Delaware limited liability company, Morgan Stanley Dean Witter Equity Funding, Inc., a Delaware corporation, Originators Investment Plan, L.P., a Delaware limited partnership, Duke Capital Partners, LLC, a Delaware limited liability company and Leaf Mountain Company, LLC, an Illinois limited liability company.

“Series C Preferred Stock Holder” means Richard P. Kiphart, an individual.

“Stockholders Agreement” means the Stockholders Agreement dated as of July 31, 2001, by and among the Company and the Series A Preferred Stock Holders, as amended by the Joinder and First Amendment to Stockholders Agreement dated as of June 4, 2002, by and among the Company, Series A Preferred Stock Holders and the Series C Preferred Stock Holder.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled, directly or indirectly, by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes (and, in the case of the Company and its Subsidiaries, Taxes for which the Company or any of its Subsidiaries may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity, or under Treasury Regulation Section 1.1502-6 or any similar provision of state or local law).

“Tax Return” means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined, unitary, group or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

“Term Sheet” means Schedule II hereto.

“Transactions” shall have the meaning set forth in Section 3.1(e).

“Transaction Documents” shall have the meaning set forth in Section 5.1(b) hereof.

“Warrant Certificate” means a warrant certificate evidencing Common Stock Warrants, duly executed by the Company and delivered to the Purchaser pursuant to this Agreement, and any replacement certificate issued by the Company in respect thereof pursuant to partial exercise, transfer, loss or mutilation of such warrant certificate, as such original or replacement certificate may be amended and in effect from time to time.

ARTICLE II
ISSUE, PURCHASE AND SALE OF THE SECURITIES

2.1                                 Authorization of Issuance of Securities.  The Company has authorized the initial issuance of (a) 1,086,956 Common Shares to be issued hereunder and (b) the Common Stock Warrants, collectively referred to herein as the “Securities”.

2.2                                 Purchase and Sale of Securities; Closing.  Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company, at the Closing (as defined herein), for an aggregate purchase price of One Million and no/100 Dollars ($1,000,000.00) (the “Purchase Price”) the Securities.  Subject to the satisfaction or waiver of the parties’ respective conditions to closing set forth in Sections 3.1 and 3.2, the closing of the purchase and sale of the Securities (the “Closing”) shall take place on December 16,  2002, or at such other time and on such other date as the Purchaser and the Company may agree (the “Closing Date”), at the offices of Purchaser or at such other location as the Purchaser and the Company may agree.  At the Closing, the Company will deliver to Purchaser one or more stock certificates, as Purchaser may request, registered in Purchaser’s name (or in its nominee name if designated by Purchaser) evidencing the shares of Common Stock to be purchased by Purchaser, together with the Common Stock Warrants, against payment of the Purchase Price therefore by wire transfer of immediately available funds to or upon the order by the Company.

2.3                                 Right of First Offer.  Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to Purchaser a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), unless such offering is a “Qualified Primary Offering” as such is defined in the Investor Rights Agreement, the Company shall first make an offering of such Shares to Purchaser, the Series A Preferred Stock Holders and the Series C Preferred Stock Holder in accordance with the following provisions:

(a)                                  The Company shall deliver a notice by registered or certified mail (“Notice”) to Purchaser, the Series A Preferred Stock Holders and the Series C Preferred Stock Holder stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b)                                 Within 30 calendar days after delivery of the Notice, Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the sum of Common Stock acquired from time to time pursuant to this Section 2.3 and the number of shares of Eligible Securities held by such Investor (and its Affiliates) bears to the total number of shares of Common Stock then outstanding (assuming exercise of all exercisable securities of Purchaser). Notwithstanding the foregoing, the Shares purchased or obtained by Purchaser shall be limited, on a pro rata basis, by the Shares purchased or obtained by the Series A Preferred Stock Holders and the Series C Preferred Stock Holder pursuant to their rights set forth in the Investor Rights Agreement, if such holders elect to participate in such offering.

(c)                                  The right of first offer in this Section 2.3 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the purpose of soliciting or retaining their services, (ii) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iii) to Common Stock issued upon conversion of the preferred stock held by the Series A Preferred Stock Holders and the Series C Preferred Stock Holder, (iv) the exercise of the Common Stock Warrants Issued to Preferred Holders or the preferred stock warrants issued to the Series A Preferred Stock Holders and the Series C Preferred Stock Holder, (iv) to the issuance of securities pursuant to currently outstanding options, warrants, notes or other rights to acquire securities of the Company, (vi) to a Qualified Primary Offering, or (vii) to stock splits, stock dividends or like transactions.

ARTICLE III
CONDITIONS OF CLOSING

3.1                                 Purchaser Conditions to Closing.  Purchaser’s obligation to purchase and pay for the Securities to be purchased by Purchaser at the Closing is subject to the satisfaction, as determined by, or waived by, Purchaser on or before the Closing Date, of the following conditions:

(a)                                  Receipt of Securities.  Purchaser shall have received delivery of the stock certificates and Warrant Certificates evidencing the Securities, duly issued by the Company;

(b)                                 Opinion of the Company’s Counsel.  Purchaser shall have received from Schwartz, Cooper, Greenberger & Krauss, Chartered, special counsel to the Company in connection with this transaction, an opinion dated on the Closing Date in the form attached hereto as “Exhibit A – Form of Opinion”;

(c)                                  Stock Trading Agreement.  The Stock Trading Agreement shall have been entered into an delivered by Purchaser;

(d)                                 Expenses.  The Company shall have paid the reasonable fees and expenses of Purchaser’s  counsel, if any, incurred in connection with the private placement contemplated by this Agreement;

(e)                                  No Litigation; No Order.  No action, suit or proceeding relating to the transactions contemplated by this Agreement or any Ancillary Agreement  (the “Transactions”) shall be pending that in the reasonable good faith judgment of Purchaser (i) seeks to restrain or prevent any of the Transactions and has a reasonable probability of success or (ii) is reasonably likely to have a material adverse effect on the assets, business, prospects, properties, operations or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole and no order (including, without limitation, a temporary restraining order), decree, writ, judgment or injunction shall be in effect that restrains, enjoins or prevents the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (collectively, “Litigation”);

(f)                                    Proceedings.  On or prior to the Closing Date, all corporate and other proceedings required to be taken under applicable laws, rules and all regulations and all rules of The American Stock Exchange in connection with the transactions contemplated by this Agreement or any Ancillary Agreement shall have been taken and all filings and documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its special counsel, and the Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request;

(g)                                 Compliance with this Agreement.  The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date;

(h)                                 Officer’s Certificate.  Such Purchaser shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer of the Company, certifying that the conditions set forth in Sections 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(k), and 3.1(l) hereof have been satisfied on and as of such date;

(i)                                     Secretary’s Certificate.  Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, attaching good standing certificates from the Delaware Secretary of State with respect to the Company and from the respective Secretaries of State for the jurisdictions of incorporation for its Subsidiaries and certifying the authenticity of attached copies of (i) the Certificate of Incorporation and by-laws of the Company and the certificate of incorporation and by-laws of each of its Subsidiaries, in each case as amended; (ii) resolutions of the Board of Directors of the Company approving this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements;

(j)                                     Purchase Permitted by Applicable Laws; Legal Investment.  The acquisition of and payment for the Securities and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (i) shall not be prohibited by any applicable law or governmental regulation, (ii) shall not subject Purchaser to any penalty or, in its reasonable judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation and (iii) shall be permitted by the laws and regulations of the jurisdictions to which Purchaser is subject;

(k)                                  Consents and Approvals.  All consents, waivers, approvals, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement (including, without limitation, the issuance of the Securities contemplated hereunder), any Ancillary Agreement or any other document executed in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement shall have been obtained and be in full force and effect, and Purchaser and its special counsel shall have been furnished with appropriate evidence thereof;

(l)                                     Insolvency.  The Company shall not have made an assignment for the benefit of creditors, nor shall it have filed with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, nor shall there have been filed by the Company or any of  its Subsidiaries a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, nor shall there have been filed against the Company or any of its Subsidiaries any such application or petition; and

3.2                                 Company Conditions to Closing.  The Company’s obligation to issue and sell the Securities at the Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a)                                  Receipt of Purchase Price.  The Company shall have received payment of the Purchase Price by wire transfer of immediately available funds;

(b)                                 Stock Trading Agreement.  The Stock Trading Agreement shall have been entered into and delivered by Purchaser;

(c)                                  No Litigation; No Order.  No action, suit or proceeding relating to the Transactions shall be pending that in the reasonable good faith judgment of the Company seeks to restrain or prevent any of the Transactions and has a reasonable probability of success;

(d)                                 Purchase Permitted by Applicable Laws; Legal Investment.  The acquisition of and payment for the Securities and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (i) shall not be prohibited by any applicable law or governmental regulation, and (ii) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation; and

(e)                                  Consents and Approvals.  All consents, waivers, approvals, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement (including, without limitation, the issuance of the Securities contemplated hereunder), any Ancillary Agreement or any other document executed in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement shall have been obtained and be in full force and effect.

ARTICLE IV
CERTAIN COVENANTS

4.1                                 Corporate Existence; Licenses and Permits; Maintenance of Properties.  The Company shall at all times use commercially reasonable efforts to do or cause to be done all things necessary to maintain, preserve and renew its existence as a corporation organized under the laws of a state of the United States of America, and to preserve and keep in force and effect, and cause each of its consolidated Subsidiaries to apply for on a timely basis, all licenses and permits necessary and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

4.2                                 Listing.  The Company shall have, within ninety (90) days of the Closing Date, obtained approval from the American Stock Exchange to list for trading on the American Stock Exchange the Common Shares issued hereto and the Common Shares issuable upon the exercise of the Common Stock Warrants. Notwithstanding the foregoing, in the event the Company closes on an additional issuance of its Common Stock for more than $1,000,000 gross proceeds within sixty (60) days of the Closing Date, then the Company, at its option, may include the Common Shares issued hereto and the Common Shares issuable upon exercise of the Common Stock Warrants on the additional listing application filed for such subsequent issuance so long as such additional listing application is filed with twenty (20) days of such subsequent closing date.

4.3                                 Securities Exchange.  The Company shall use its reasonable best efforts to maintain its Common Stock listing and to continue to have its Common Stock be quoted on The American Stock Exchange or on another national securities exchange, so long as it is subject to Section 13 or 15(d) of the Exchange Act.

4.4                                 Registration.  The Company agrees that it shall, subject to the receipt of necessary information from the Purchaser, prepare and file with the SEC as soon as practicable and in no event later than ninety (90) days following the Closing Date, a Registration Statement on Form S-3, to enable the resale of the Common Shares and the Common Stock evidenced by the Common Stock Warrants by the Purchaser from time to time and use all reasonable efforts to cause such Registration Statement to be declared effective as promptly as possible after filing and to remain continuously effective for a period of not less than one  (1) year following the Closing Date. In the event that Form S-3 is not available for such registration, the Company shall use such other form as is available for such registration.

4.5                                 Best Efforts.  The Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, the proper agents, officers and directors of the Company shall take such action.

4.6                                 Insurance.  The Company shall at all times maintain customary directors and officers insurance in amounts as are customary for other publicly traded companies of similar size.

ARTICLE V
REPRESENTATIONS, COVENANTS AND WARRANTIES

The Company represents, covenants and warrants to the Purchaser as follows:

5.1                                 Organization; Standing and Qualification of Company and its Subsidiaries; Corporate Authority.

(a)                                  Each of the Company and each of its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its organization, and has the corporate power to own its property and to carry on its business as now being conducted, is duly qualified and in good standing as a foreign corporation to do business in every jurisdiction where the character of the properties owned or leased by it or the nature of any business transacted by it makes such qualification necessary, except where such nonqualification or lack of good standing would not have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole.  Each of the Company and its Subsidiaries have delivered to Purchaser true, complete and correct copies of their respective certificates of incorporation and their respective by-laws, as amended through the date hereof, which are in full force and effect on the date hereof.

(b)                                 The execution and delivery by the Company of this Agreement and the Ancillary Agreements (collectively, the “Transaction Documents”), and the performance by the Company of all transactions and obligations contemplated hereby and thereby are within its corporate authority.  The execution, delivery and performance of the Transaction Documents and each other agreement contemplated by the terms hereof and thereof and the issuance of the Securities have been duly authorized by all necessary corporate proceedings on the part of the Company.  Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to equitable principles relating to enforceability.  The Common Shares are duly authorized and, when issued, will be validly issued, fully paid and nonassessable and subject to no preemptive rights in favor of other Persons which have not been waived.  Assuming the accuracy of the representations of Purchaser in this Agreement, the Common Shares issuable hereunder will be issued in compliance with all applicable federal and state securities laws.  The shares of Common Stock issuable upon the exercise of the Common Stock Warrants are duly authorized and reserved for issuance, and, when issued upon such exercise, will be validly issued, fully paid and nonassessable, and subject to no preemptive rights in favor of other Persons which have not been waived.  Assuming the accuracy of the representations of Purchaser in this Agreement, when such shares of Common Stock are issued, such shares will be issued in compliance with all applicable federal and state securities laws.  The Company has reserved for issuance 300,000 shares of Common Stock issuable upon exercise of the Common Stock Warrants.

(c)                                  Great Lakes Controlled Energy Corporation and Switchboard Apparatus, Inc. are the only Subsidiaries of the Company.  Each such Subsidiary is wholly owned by the Company.

5.2                                 Capital Stock.

(a)                                  As of the date hereof, the Company has authorized 120,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.  As of the date hereof, the Company has 31,196,378  issued and outstanding shares of Common Stock and 2,324,717 shares of preferred stock issued and outstanding.  All outstanding shares of the Company Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive rights.  All outstanding shares of Common Stock were issued in compliance with all applicable federal and state securities laws.

(b)                                 Except as otherwise stated in this Section 5.2 or in Schedule 5.2 and except for shares of capital stock reserved for issuance in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, the Company has not granted or issued, or agreed to grant or issue, any options, warrants or similar rights to acquire or receive any of the authorized but unissued shares of its capital stock of any class or any securities convertible into shares of its capital stock of any class or any stock appreciation rights.  Except as stated in Schedule 5.2, no adjustment to the exercise price of any outstanding options or warrants of the Company will be required as a result of the issuance of any of the Securities.

(c)                                  Except as set forth in Schedule 5.2(c), no holder of shares of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) has any rights to purchase or receive additional or other securities upon the occurrence of an event that might dilute such holder’s percentage interest in the Company.

5.3                                 No Defaults.  Except as set forth in Schedule 5.3, neither the Company nor any of its Subsidiaries, to its knowledge, is in violation of, or in default under, nor has there been any waiver given with respect to, any term or provision of any charter, by-law, mortgage, indenture, agreement, instrument, statute, rule, law, regulation, judgment, decree, order, writ, or injunction applicable to it, such that such violations and defaults in the aggregate could reasonably be expected to result in any material adverse change in the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or materially adversely affect the ability of the Company to perform in any material respect its obligations under this Agreement.  All Regulatory Approvals required by the Company and its Subsidiaries to conduct their respective business as now conducted by them have been obtained and are in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and requirements of such Regulatory Approvals.  Except as set forth on Schedule 5.3 hereto, since December 31, 2001, none of the Company or any of its Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Regulatory Approval, (ii) any violation of any law by the Company or any of its Subsidiaries, or (iii) any other limitations on the conduct of business by the Company or any of its Subsidiaries.

5.4                                 Burdensome and Conflicting Agreements and Charter Provisions.  Neither the execution or delivery of the Transaction Documents by the Company, nor the offering, issuance and sale of the Securities by the Company, nor fulfillment of, or compliance with, the terms and provisions of the Transaction Documents, nor the issuance by the Company of shares of Common Stock upon exercise of the Common Stock Warrants, will, except as set forth in Schedule 5.4, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries, or require any consent, approval or other action by, or notice to, or filing with, any court or administrative or governmental body or any other Person or pursuant to the Certificate of Incorporation or by-laws of the Company or the certificate of incorporation or by-laws of any of the Company’s Subsidiaries, any award of any arbitrator or any material agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject, except for such approvals or waivers as may be required in connection with fulfillment of, or compliance with, the Certificate of Designation, Investor Rights Agreement, Common Stock Warrants Issued to Preferred Holders and Stockholders Agreement, which shall have been obtained by the Closing Date.

5.5                                 Title to Assets, Etc.  The Company has good and marketable fee simple title to the assets reflected on the balance sheet set forth on Schedule 5.5 (the “Assets”).  Except as set forth in Schedule 5.5, none of the Assets is subject to any encumbrances, except for minor liens that in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business. There are no pending or threatened condemnation proceedings relating to any of the facilities of the Company.  The real property improvements (including leasehold improvements) and fixtures and equipment of the Company are adequately insured and are structurally sound with no known material defects. The facilities, fixtures and equipment of the Company are in good operating condition and repair (except for ordinary wear and tear and any defect for which the cost of repairing would not be material), are sufficient for the operation of the Company’s business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect, except where the failure to conform would not have a material adverse effect on the business or financial condition of the Company.  The Assets are valued on the Company’s books at or below actual cost less an adequate and proper depreciation charge.  The Company has not depreciated any of the Assets on an accelerated basis or in any other manner inconsistent with applicable Internal Revenue Service tax and fiscal guidelines, if any.

5.6                                 Leases.  Each of the Company and its Subsidiaries enjoy peaceful and undisturbed possession of all leases material to them.  All such leases are valid and subsisting and are in full force and effect.

5.7                                 Contracts.  Except as set forth in Schedule 5.7, there is no contract, agreement or understanding required to be described in or filed as an exhibit to any Commission Documents that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be.  Except as set forth in Schedule 5.7, each such contract, agreement and understanding is valid and binding and is in full force and effect and enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or as may be limited by equitable principles relating to enforceability), except in the case of such contracts, agreements or understandings that are by their terms no longer in force or effect.  Except as set forth on Schedule 5.7, (a) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by the Transaction Documents, other than such notices, consents and approvals as have been obtained and (b) the Company and/or its Subsidiaries are not in violation of, breach of, or default under any such contract, agreement or understanding nor, to the Company’s knowledge, is any other party to any such contract, agreement or understanding.

5.8                                 Financial Statements.  The Company has furnished the Purchaser with (a) the balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2001 and the related statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2001, all certified by BDO Seidman LLP, including in each case the related schedules and notes, and (b) an unaudited balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2002 and statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the interim period ended on such date, prepared by the Company and certified by its principal financial officer (item (b) is referred to as the “Interim Financial Statements”).

All such financial statements (including any related schedules and notes) have been prepared in accordance with generally accepted accounting principles consistently applied, except to the extent set forth in the notes to such financial statements and except for the absence of footnotes to the Interim Financial Statements and except that the Interim Financial Statements are subject to normal year-end adjustments and to adjustments made in the course of an audit that would not in the aggregate be material, throughout the periods involved and to the extent required by such principles show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown thereon in accordance with generally accepted accounting principles.  The balance sheets and the related schedules and notes fairly present the financial condition of the Company and its consolidated Subsidiaries as at the dates thereof and the net income and stockholders’ equity statements and the related schedules and notes fairly present the results of the operations of the Company and its consolidated Subsidiaries for the periods indicated.  Except as set forth in Schedule 5.8,  the Company has incurred no material liabilities since September 30, 2002, other than those incurred in the ordinary course.

Except as set forth in Schedule 5.8, there has been no material adverse change in the assets, business, prospects, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, since December 31, 2001.

5.9                                 Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, arbitrator or administrative or governmental body that (a) seeks to enjoin or otherwise prevent the consummation of the sale or issuance of the Securities or (b) materially and adversely affects, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the assets, business, properties, prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business, property, assets, prospects, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

5.10                           Offering of Securities.  Assuming the accuracy of the representations of Purchaser in this Agreement, the offer, sale and issuance of the Securities are exempt from the registration requirements of the Securities Act.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Securities to any Person so as to bring the offering and sale of such Securities by the Company within the registration provisions of the Securities Act.  The Company has filed all notices and satisfied all registration or qualification requirements of any state securities or Blue Sky law of any applicable jurisdiction with respect to the offer, issuance and sale of the Securities or required by the Ancillary Agreements.

5.11                           Broker’s or Finder’s Commissions.  Other than the fee payable to the Placement Agent, no broker’s or finder’s or placement fee or commission will be payable with respect to the sale or the issuance of the Securities contemplated hereby or by the Ancillary Agreements as a result of any act or omission by the Company, and the Company will hold  Purchaser harmless from any claim, demand or liability for broker’s or finder’s or placement fees or commissions alleged to have been incurred in connection with the sale or the issuance of the Securities due to any actions or omissions by the Company or its Subsidiaries or any of their respective directors, officers or agents.

5.12                           Application of Proceeds.  The net proceeds of the sale of the Common Stock will be used by the Company for working capital and for general corporate purposes.

5.13                           Intellectual Property.

(a)                                  The Company and its Subsidiaries exclusively own or possess the requisite licenses or rights (on reasonable commercial terms) to use all patents, trade secrets, trademarks, service marks, service names, trade names, copyrights and other intellectual property rights necessary to enable each of them to conduct their respective businesses as now operated (collectively, the “Company IP”).  Schedule 5.13(a) sets forth a full and complete list of all intellectual property rights of the Company and its Subsidiaries.  There is no claim or action by any Person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, that challenges the rights of the Company or its Subsidiaries with respect to any Company IP.  To the Company’s knowledge, neither the Company’s nor any of its Subsidiaries’ current and intended products and services infringe on any patents, licenses, trademarks, service marks, service names, trade names, copyrights or other intellectual property rights held by any Person and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that might give rise to any of the foregoing.

(b)                                 Except as set forth in Schedule 5.13(b), no proceedings or claims in which the Company alleges that any Person is infringing upon, or otherwise violating, any Company IP are pending, and none has been served by, instituted or asserted by the Company or any of its Subsidiaries, nor are any proceedings threatened alleging any such violation or infringement.

(c)                                  The Company has taken and will take all commercially reasonable actions that are necessary or advisable in order to fully protect the Company IP, in a manner consistent with prudent commercial practice.

5.14                           Taxes.  The Company and each of its Subsidiaries has timely filed (or caused to be filed) all Tax Returns that are required to be filed by (or with respect to) it on or before the date hereof and has paid all Taxes due on or before the date hereof whether or not reflected on such Tax Returns, including pursuant to any assessment received by it.  All such Tax Returns were true, correct and complete in all material respects.  None of such Tax Returns has been audited by the relevant taxing authority, and no taxing authority has notified (or threatened) the Company or any of its Subsidiaries, orally or in writing, that such taxing authority will or may audit any such return.  The Company and its Subsidiaries have complied with all requirements of the Code, the Treasury Regulations and any state, local or foreign law relating to the payment and withholding of Taxes relating to them, and the Company and each of its Subsidiaries have, within the time and in the manner prescribed by applicable law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over relating to them.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes or other governmental charges are adequate to cover any liability of the Company and its Subsidiaries for Taxes through the date hereof.  There are no liens for Taxes with respect to any asset of the Company or any of its Subsidiaries, except for liens with respect to Taxes that are not yet due and payable.  No taxing authority in a jurisdiction where the Company or any of its

Subsidiaries, as the case may be, does not file tax returns has made a claim, assertion or threat that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction.

5.15                           Insurance.  The Company maintains or is covered by valid policies of workers’ compensation insurance, product liability insurance, and of insurance with respect to its properties and business.  The Company currently maintains in full force insurance covering the respective risks of the Company and its Subsidiaries of such types and in such amounts, with such deductibles and with such insurance companies as are customary for other companies engaged in similar lines of business.  The Company currently maintains key man life insurance for John Mitola in the amount of $5,000,000, which is and will remain in full force and effect through December 31, 2005.

5.16                           Commission Documents.  Except as set forth in Schedule 5.16, the Company has filed all registration statements, proxy statements, information statements, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, and all amendments thereto (collectively, the “Commission Documents”)  Each Commission Document when filed with the Commission was true and accurate in all material respects and in compliance in all material respects with the requirements of its respective report form and the rules and regulations of the Commission.  No Commission Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

5.17                           Disclosure.  Neither this Agreement nor any other document, certificate or statement prepared by or on behalf of the Company by its authorized representatives or agents and furnished to or made available to the Purchaser in writing by or on behalf of the Company by its authorized representatives or agents in connection herewith, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements contained herein and therein, in the light of the circumstances under which made, not misleading.

ARTICLE VI
REPRESENTATIONS OF THE PURCHASER

Purchaser represents and warrants as to itself only as follows:

6.1                                 Investment Purpose.  Purchaser is purchasing the Securities for Purchaser’s own account for investment only and not with a view toward or in connection with the public sale or distribution thereof.  Purchaser will not resell the Securities except pursuant to sales that are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and/or sales registered under the Securities Act and all applicable state securities laws.  Purchaser understands that Purchaser may bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available.

6.2                                 Accredited Investor Status/Organization.  Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  By reason of its business and financial experience, sophistication and knowledge, Purchaser is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. In addition, Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland and has total assets in excess of $5,000,000.

6.3                                 Authorization; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of Purchaser and is the legally valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.  As of the Closing Date, each Ancillary Agreement to which Purchaser is a party will be the legally valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.4                                 Broker’s or Finder’s Commissions.  Other than the fee payable to the Placement Agent (which will be paid by the Company) no broker’s or finder’s or placement fee or commission will be payable with respect to the sale or the issuance of the Securities as a result of any act or omission by the Purchaser, and the Purchaser will hold the Company harmless from any claim, demand or liability for broker’s or finder’s or placement fees or commissions alleged to have been incurred in connection with the sale or the issuance of the Securities due to any actions of the Purchaser.

ARTICLE VII
INDEMNIFICATION

7.1                                 Indemnification by Company.  In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless Purchaser and its officers, directors, agents, employees and partners (each, an “indemnified party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel), damages or other liabilities (“Losses”) resulting from:

(i)                                     any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, or

(ii)                                  any legal, administrative or other actions (including actions brought by any equityholders of the Company or derivative actions brought by any Person claiming through the Company or in the Company’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of any of the Transaction Documents or the Securities, the transactions contemplated hereby or thereby, or any indemnified person’s role therein;

provided, however, that the Company shall not be liable under this Section 7.1: (a) for any amount paid in settlement of claims without the Company’s consent (which consent shall not be unreasonably withheld or delayed) or (b) to the extent that it is finally judicially determined that such Losses resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party or a breach of such Purchaser’s representations in Article VI; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability that shall be permissible under applicable laws.  In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article VII for more than one firm of attorneys in addition to the firm of attorneys representing the Company in any jurisdiction in any one legal action or group of related legal actions; provided, further, that if an indemnified party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party.

7.2  Indemnification for Registration. (a) In the event of a registration of the Common Shares and the Common Stock evidenced by the Common Stock Warrants under the Securities Act pursuant to Section 4.4 herein, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Purchaser, its Affiliates, each of their respective officers, directors, employees and agents, each underwriter of such Eligible Securities and each other person, if any, who controls such Purchaser or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which Purchaser, or any such Affiliate, their respective officer, director, employee, agent, underwriter or controlling person may become subject under the Securities Act or otherwise or in any action in respect thereof, and will reimburse each such person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Eligible Securities were registered under the Securities Act pursuant to Section 4.4, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to Purchaser, or any such Affiliate, officer, director, employee, agent, underwriter or controlling person in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in conformity with information furnished by Purchaser, or any such Affiliate officer, director, employee, agent, underwriter or controlling person in writing specifically for use in such registration statement or prospectus.

(b)                                    Purchaser will indemnify and hold harmless the Company, each underwriter and each person, if any, who controls the Company or any underwriter within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of securities registered by the registration statement covering such Eligible Securities and each person, if any, who controls such seller, against all losses, claims, damages or liabilities, joint or several, to which the Company or any such officer, director, underwriter, other seller or controlling person may become subject under the Securities Act or otherwise, and shall reimburse the Company and each such officer, director, underwriter, other seller and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of material fact or omission or alleged omission of a material fact required to be stated therein made in reliance upon and in conformity with information pertaining to Purchaser furnished in writing to the Company by Purchaser specifically for use in the registration statement or prospectus relating to such Eligible Securities.  Notwithstanding the immediately preceding sentence, the aggregate liability of Purchaser hereunder shall not in any event exceed the net proceeds received by Purchaser from the sale of Eligible Securities covered by such registration statement.

(c)                                     The reimbursements required by this Section 7.2 shall be made by periodic payment during the course of the investigation or defense, as and when bills are received and expenses incurred.

(d)                                    The indemnification provided for under this Section 7.2 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, or controlling person of such indemnified party and shall survive the transfer of securities.

7.3                                 Notification.  Each indemnified party under this Article VII shall, promptly (and in any event within 20 days), after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under this Article VII, notify the Company in writing of the commencement thereof.  The failure of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability that it may have to such indemnified party pursuant to this Article VII, except to the extent that such failure causes material prejudice to the Company.  In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action or proceeding if, in the reasonable written opinion of counsel to such indemnified party (obtained at the expense of the Company), (a) there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company or (b) any conflict or potential conflict exists between the Company and such indemnified party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article VII for more than one firm of attorneys in addition to the firm of attorneys representing the Company in any jurisdiction in any one legal action or group of related legal actions.  The Company shall not, without the consent of the indemnified party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or that requires action other than the payment of money by the Company.  The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, by separate agreement or otherwise.

7.4                                 Payment. No indemnifying party shall be liable for any amounts paid in a settlement effected without the consent of such indemnifying party, which consent shall not be unreasonably withheld or delayed.  No indemnifying party shall, without the indemnified party’s prior written consent, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the plaintiff to the indemnified party of a release from all liability in respect of such claim or litigation.

7.5                                 Survival of Provisions of Article VII.  The obligations of the Company under this Article VII shall survive indefinitely.

ARTICLE VIII
MISCELLANEOUS

8.1                                 Expenses.  The Company agrees to pay, and save Purchaser harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with:

(a)                                  the negotiation and execution of the Transaction Documents and the issuance of the Securities, including all taxes (including any intangible personal property tax, together in each case with interest and penalties, if any, and also including any filing fees payable to any governmental authority, and any income tax payable by any Purchaser in respect of any reimbursement for any such tax or fee) that may be payable in respect of the execution and delivery of the Transaction Documents or the issuance, delivery or acquisition (but not the holding, ownership or transfer) of any of the Securities issued pursuant to this Agreement or any Common Stock issuable upon exercise of the Common Stock Warrants;

(b)                                 the reasonable fees and expenses of Purchaser’s special counsel, if any, in connection with the Transaction Documents and any subsequent modification thereof or consent thereto (including any proposed modification or consent, whether or not finalized); and

(c)                                  the cost and expenses, including reasonable attorney’s fees, incurred by Purchaser in enforcing any of its rights hereunder, including, without limitation, costs and expenses incurred in any bankruptcy case.

The obligations of the Company under this Section 8.1 shall survive the transfer of any Securities by Purchaser.

8.2                                 Restrictive Legends.  The Securities shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED

OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES.

8.3                                 Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent of Purchaser to such amendment, action or omission to act.

8.4                                 Survival of Representations, Warranties and Indemnities.  All representations, warranties, covenants and agreements contained herein or made in writing by the Company in connection herewith shall survive the execution, delivery and performance of this Agreement and the Ancillary Agreements, regardless of any investigation made by the Purchaser or on the Purchaser’s behalf.

8.5                                 Successors and Assigns.  Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

8.6                                 Notices.  All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by certified or registered mail, return receipt requested or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

(i)	If to the Company, to:	1280 Landmeier Road Elk Grove Village, IL 60007 Fax No. 847-437-4969 Attention: General Counsel.

(ii)	If to Purchaser: at the address set forth on Schedule I.

8.7                                 Accounting Terms.  Unless otherwise set forth herein, all accounting terms and provisions in this Agreement or any Ancillary Agreement shall be construed to be as determined in accordance with generally accepted accounting principles in the United States then in effect.

8.8                                 Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Illinois.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement is sought.

8.9                                 Headings.  The descriptive headings of the several paragraphs of this Agreement and the table of contents are inserted for convenience only and do not constitute a part of this Agreement.

8.10                           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto.  Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

8.11                           Non-Business Days.  If the date for making any payment or the last date for performance of any act or the exercising of any right, as provided in this Agreement, shall not be a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day, with the same force and effect as if done on the nominal date provided in this Agreement.

8.12                           Further Assurances.  The Company shall from time to time and at all times hereafter make, do, execute or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances, without further consideration, that may reasonably be required to effect the transactions contemplated by this Agreement or any Ancillary Agreement.

8.13                           Integration.  This Agreement and the Ancillary Agreements, together with the exhibits hereto and thereto, embody the entire agreement by and among the parties hereto with respect to the matters set forth herein and supersede any and all previous agreements, whether oral or written, on the same subject matter.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

COMPANY:		PURCHASER:

ELECTRIC CITY CORP., a Delaware corporation		MUNDER POWER PLUS FUND, A SERIES OF THE MUNDER FUNDS, INC.

By:	/s/ John Mitola	By:	/s/ Stephen Shenkenberg
Name:	John Mitola	Name:	Stephen Shenkenberg
Title:	Chief Executive Officer	Title:	Vice President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

SCHEDULE I

Purchaser	No. of Shares of Common Stock	No. of Common Stock Warrants	Total Aggregate Purchase Price

Munder Power Plus Fund, a series of The Munder Funds, Inc. 480 Pierce Street Birmingham, MI 48009 Fax: 248.647.5931	1,086,957	300,000	$1,000,000

SCHEDULE II

Term Sheet

EXHIBIT A

Legal Opinion

ARTICLE I DEFINITIONS

ARTICLE II ISSUE, PURCHASE AND SALE OF THE SECURITIES

2.1	Authorization of Issuance of Series C Preferred Stock
2.2	Purchase and Sale of Securities
2.3	Right of First Offer

ARTICLE III CONDITIONS OF CLOSING
3.1	Purchaser Conditions to Closing
3.2	Company Conditions to Closing

ARTICLE IV CERTAIN COVENANTS
4.1	Corporate Existence; Licenses and Permits; Maintenance of Properties
4.2	Listing
4.3	Securities Exchange
4.4	Registration
4.5	Best Efforts
4.6	Insurance

ARTICLE V REPRESENTATIONS, COVENANTS AND WARRANTIES
5.1	Organization; Standing and Qualification of Company and its Subsidiaries; Corporate Authority
5.2	Capital Stock
5.3	No Defaults
5.4	Burdensome and Conflicting Agreements and Charter Provisions
5.5	Title to Assets, Etc.
5.6	Leases
5.7	Contracts
5.8	Financial Statements
5.9	Actions Pending
5.10	Offering of Securities
5.11	Broker’s or Finder’s Commissions
5.12	Application of Proceeds
5.13	Intellectual Property
5.14	Taxes
5.15	Insurance
5.16	Commission Documents
5.17	Disclosure

ARTICLE VI REPRESENTATIONS OF THE PURCHASER
6.1	Investment Purpose
6.2	Accredited Investor Status
6.3	Authorization; Enforcement
6.4	Broker’s or Finder’s Commissions

ARTICLE VII INDEMNIFICATION
7.1	Indemnification by Company
7.2	Indemnification for Registration
7.3	Notification
7.4	Payment
7.5	Survivial of Provisions of Article VII

ARTICLE VIII MISCELLANEOUS
8.1	Expenses
8.2	Restrictive Legends
8.3	Consent to Amendments
8.4	Survival of Representations, Warranties and Indemnities
8.5	Successors and Assigns
8.6	Notices
8.7	Accounting Terms
8.8	Governing Law
8.9	Headings; Table of Contents
8.10	Counterparts
8.11	Non-Business Days
8.12	Further Assurances
8.13	Integration